Exhibit 99.1

David Maxsimic Appointed as President of Wright Express International

Maxsimic assumes position from interim role to drive international growth and expansion

SOUTH PORTLAND, Maine--(BUSINESS WIRE)--September 25, 2012--Wright Express Corporation (NYSE: WXS), a leading global provider of value-based business payment processing and information management solutions, today announced David Maxsimic will assume the role of president of Wright Express International. David had previously served as the interim executive vice president, International since May 2012.

“David’s proven leadership, deep commitment to Wright Express, and expertise in our fleets and other payments solutions businesses were instrumental in moving the company forward, and these qualities make him the natural selection for this position,” said Michael E. Dubyak, chairman, president and CEO of Wright Express. “I am confident in David’s abilities to accelerate the development of our international presence in both the fleet and other payments solutions segments to drive greater expansion and growth.”

Maxsimic has held several executive positions over his 14 years at Wright Express including executive vice president of sales and marketing, senior vice president of sales, and vice president and general manager for Wright Express Direct Card.

Maxsimic, president of Wright Express International, added: “I am excited to accept this position, and I look forward to building on our efforts to grow and expand strategically into key international markets that are underway.”

About Wright Express

Wright Express is a leading provider of value-based, business payment processing and information management solutions. The Company’s fleet, corporate and prepaid payment solutions provide its more than 350,000 customers with unparalleled security and control across a wide spectrum of business sectors. The Company’s operations include Wright Express Financial Services, Pacific Pride, rapid! PayCard, Wright Express Prepaid Cards Australia, Wright Express Fuel Cards Australia and CorporatePay Limited, England, as well as a majority equity position in UNIK S.A, Brazil. Wright Express and its subsidiaries employ more than 900 associates. For more information about Wright Express, please visit wrightexpress.com.

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CONTACT:
Wright Express Corporation
Jessica Roy, 207-523-6763
Jessica_Roy@wrightexpress.com